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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Global Motorsport Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Global Motorsport Group, Inc. of our report dated March 20, 1998, relating to the consolidated balance sheets of Global Motorsport Group, Inc. and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended January 31, 1998, and the related financial statement schedule, which report appears in the January 31, 1998, annual report on Form 10-K of Global Motorsport Group, Inc.


                                                  KPMG Peat Marwick LLP


Mountain View, California
May 5, 1998